UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported), November 17, 2003

PACIFIC CMA, INC.

(Exact name of registrant as specified in its charter)

Colorado	0-27653	84-1475073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4750 Table Mesa Drive Boulder, CO	80305
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (303) 494-3000

ITEM 5.      OTHER EVENTS

The Registrant issued the press release, filed as Exhibit 99.1 herewith, on November 17, 2003.

Exhibit No.	Description of Document

99.1	Press Release of the Registrant dated November 17, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC CMA, INC.

By:/S/ ALFRED LAM
Alfred Lam, Chairman and Treasurer

By:/S/ SCOTT TURNER
Scott Turner, President and Director

By:/S/ LOUISA CHAN
Louisa Chan, Director

By:/S/ HENRIK M. CHRISTENSEN
Henrik M. Christensen, Director

By:/S/ KAZE CHAN
Kaze Chan, Director

By: /S/ TAN KAY HOCK
Tan Kay Hock, Director

By: /S/ LIU KWONG SANG
Liu Kwong Sang, Director

By: /S/ KIM PETERSEN
Kim Petersen, Director

Date: November 17, 2003

Exhibit 99.1

Source: Pacific CMA Inc. For Immediate Release

PACIFIC CMA REPORTS THIRD-QUARTER RESULTS

New York, November 17, 2003 -- Pacific CMA Inc. (OTC BB: PCCM.OB - News), a global freight forwarding/supply chain logistics services company, today announced that its operating results for the third quarter showed improvements over last year.

For the three months ended Sept. 30, 2003, revenue rose 11.7%, to $19.6 million, from $17.5 million in the 2002 third quarter. Net income was $116,144, down from $387,398 a year ago. On a per diluted share basis, net income equaled $0.01 versus $0.02 in the year-earlier period, based on a 10% increase in fully diluted shares outstanding this year.

For the first nine months ended Sept. 30, 2003, revenue rose 62.8%, to $50.5 million, from $31.0 million in the 2002 nine-month period. Net income was $211,964, equal to $0.01 per diluted share, compared with $568,822 or $0.03 per diluted share, in last year nine month period.

The increase in revenue for both the quarter and first nine months of 2003 continues to reflect the organic growth of both Pacific's wholly owned subsidiary, AGI Logistics (HK) Ltd., and its subsidiary; Airgate International Corp. Pacific acquired Airgate on April 30, 2002. The revenue of Airgate represented approximately 75% of Pacific's total revenue for the second quarter of 2003.

Airgate, which was founded in 1990, is based in New York and primarily handles import air and ocean shipments from the Far East and Southwest Asia to the United States. AGI is based in Hong Kong and focuses on integrated logistics, freight forwarding and warehousing services in the Far East region and Mainland China.

Revenue growth for the quarter was impacted by the recent phenomenon in the U.S. retail manufacturing industry (particularly apparel) to reduce excess inventory exposure by delaying usual pre-holiday manufacturing levels by at least two weeks. Recognizing recent growth trends in the world economy, this sector has actually returned to normal purchase and inventory levels during the current fourth quarter. The result should be a pickup of this delayed business levels incurred during the third quarter into the fourth quarter.

The two weeks apparel manufacturing industry production delay also impacted the Company's business mix between air and sea freight for the quarter. As retail manufacturing clients lowered their manufacturing levels for the quarter, the percentage of the Company's mix increased in the sea freight category, as air cargo needs dropped (which is heavily garment manufacturing driven) with the retail manufacturing drop.

The nine month results reflect results from important new operating alliances, including agreements that Pacific CMA entered into with new agency partners in India and as well as investment in the rapidly growing Shanghai marketplace.

During the first nine months of 2003, the Company's revenue growth was also less than expected because of impacts from the second Gulf War and the outbreak of the SARS virus this spring. Fortunately, both of these factors substantially dissipated in the third quarter. Additionally the Company had developed strong new customers, particularly in India and Africa, which should drive business. Also, for the first nine months, Pacific CMA incurred increased operating costs primarily resulting from the addition of Airgate's operations.

"Looking ahead,'' said Alfred Lam, Pacific CMA Chairman, "we expect continued strong organic growth and to capitalize on our Company's well established base in Asia, which includes five joint venture/representative offices in the Peoples Republic of China. We are confident that 2003 will be another year of record earnings and revenue, derived from existing operations, for Pacific CMA.'' Mr. Lam added, "we also are actively engaged in identifying and moving forward with strategic, accretive acquisitions, both in China/Southwest Asia and the United States.''

Pacific CMA Inc. is a non-asset based logistics/freight forwarder providing supply-chain logistics services. Pacific CMA's services include freight forwarding and warehousing services, which encompass the coordination of shipping and the storage of raw materials, supplies, components and finished goods. The Company facilitates the movement of freight to and from anywhere in the world either by air, sea or land, with particular focus on business between the Far East and the United States.

This news release discusses primarily historical information. Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties related to competitive factors, technological developments and market demand.

Contact : Pacific CMA, Inc.

Henrik M. Christensen
212-945-7117

(Financial Tables on Next Three Pages)

PACIFIC CMA, INC.

(CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS)

(Unaudited) Three months ended September 30,	(Unaudited) Nine months ended September 30,
	2003	2002	2003	2002
	$	$	$	$

Freight forwarding income	19,550,380	17,493,832	50,538,581	31,039,968

Operating expenses
Cost of forwarding	(16,777,218)	(14,719,203)	(42,780,914)	(25,963,970)
Selling and administrative expenses	(2,493,373)	(1,966,707)	(7,083,480)	(3,843,125)
Depreciation and amortization	(191,252)	(190,943)	(577,988)	(389,169)

Total operating expenses	(19,461,843)	(16,876,853)	(50,442,382)	(30,196,264)

Income from operations	88,537	616,979	96,199	843,704

Non-operating income (expense)
Net gain on disposal of a subsidiary	-	-	-	11,390
Interest and other income	57,806	42,646	143,949	96,179
Interest expense	(47,782)	(23,347)	(130,743)	(61,020)

Net non-operating income	10,024	19,299	13,206	46,549

Income before income taxes	98,561	636,278	109,405	890,253

Provision for income taxes	17,583	(248,880)	102,559	(321,431)

Net income	116,144	387,398	211,964	568,822

Net income per share

Weighted average number of shares outstanding
Basic	22,434,134	22,198,312	22,433,823	21,240,636

Diluted	22,611,786	22,322,543	22,611,475	21,364,867

Net income per share of common stock Basic and Diluted	0.01	0.02	0.01	0.03

PACIFIC CMA, INC.

(CONDENSED CONSOLIDATED BALANCE SHEETS)

	(Unaudited)
	September 30, 2003	December 31, 2002
	$	$
ASSETS

Current assets
Cash and cash equivalents	676,791	441,657
Restricted cash	2,279,117	2,655,589
Trade receivables, net of allowance for doubtful accounts of $137,289	7,494,292	6,464,141
Deposits, prepayments and other	2,339,696	1,116,007
Loan receivable	76,874	249,600
Deferred income taxes	82,350	82,350

Total current assets	12,949,120	11,009,344

Property, plant and equipment, net	274,654	361,578
Goodwill	2,683,768	2,683,768
Intangible asset, net	2,049,667	2,478,667
Deferred taxes	2,613	2,613
Loan receivable	-	66,224
Certificate of deposit	50,000	50,000
Restricted cash	769,231	-

Total assets	18,779,053	16,652,194

(Continued on Next Page)

PACIFIC CMA, INC.

(CONDENSED CONSOLIDATED BALANCE SHEETS)

	(Unaudited)
	September 30, 2003	December 31, 2002
	$	$
LIABILIITES AND STOCKHOLDERS' EQUITY

Current liabilities
Bank overdrafts	2,578,858	742,914
Trade payables	8,674,150	7,855,965
Accrued charges and other creditors	292,679	509,316
Due to directors	99,382	411,667
Obligations under finance leases	43,984	38,124
Debt maturing within one year	396,930	479,607
Tax payable	269,546	240,845

Total current liabilities	12,355,529	10,278,438
Obligations under finance leases	28,196	37,820
Deferred tax liability	387,697	580,747

Total liabilities	12,771,422	10,897,005

Stockholders' equity
Common stock with no par value	1,592,343	1,551,865
Additional paid-in capital	1,786,718	1,786,718
Other comprehensive loss	(8,325)	(8,325)
Retained earnings	2,636,895	2,424,931

Total stockholders' equity	6,007,631	5,755,189

Total liabilities and stockholders' equity	18,779,053	16,652,194